Registration No. 333-23923

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                       Post-Effective Amendment No. 1 to
                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                Comstock Bancorp
             (Exact name of Registrant as Specified in its Charter)

       Nevada                      6035                      86-0856406
(State or Other Juris-      (Primary Standard            (I.R.S. Employer
 diction of Incorporation    Industrial Classifi-        Identification No.)
 or Organization)            cation Code Number)

                                c/o Comstock Bank
                                 6275 Neil Road
                               Reno, Nevada 89511
                                 (702) 824-7100
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)



                                ROBERT N. BARONE
                      Chairman and Chief Executive Officer
                                c/o Comstock Bank
                                 6275 Neil Road
                               Reno, Nevada 89511
                                 (702) 824-7100
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)



                                 with a copy to:
                                MICHAEL J. MEANEY
                   Benesch, Friedlander, Coplan & Aronoff LLP
                            2300 BP America Building
                                200 Public Square
                           Cleveland, Ohio 44114-2378



            Approximate date of commencement of proposed sale of the
           securities to the public: As soon as practicable after the effective date of this Registration Statement.



         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
===============================================================================================
Title of each Class   Amount to be     Proposed Maximum     Proposed Maximum       Amount of
of Securities to      Registered (1)   Offering Price       Aggregate Offering     Registration
be Registered                          Per Share (2)        Price (2)              Fee (3)
===============================================================================================
Common Stock,           4,471,068          $5.8125            $25,988,083           $7,875(4)
$.01 par value
===============================================================================================


(1) Based upon 4,471,068 shares of common stock, par value $.01 per share, of Comstock Bancorp to be issued in exchange for 2,235,534 shares of common stock, par value $.50 per share, of Comstock Bank as described in the Proxy Statement--Prospectus. The number of shares of Comstock Bancorp common stock being registered is based on the sum of 2,132,134 shares of Comstock Bank common stock outstanding on April 11, 1997 and 103,400 warrants outstanding which are expected to be exercised prior to the effective date of the share exchange, multiplied by two to adjust for the two-for-one exchange ratio set forth in Proposal (3) to the Proxy Statement--Prospectus.

(2) The proposed maximum offering price per share reflects the market price of the common stock of Comstock Bank to be converted and exchanged in connection with the reorganization described in the Proxy Statement--Prospectus, computed in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended. It is based on the average of the high and low sales prices of the Bank's common stock on April 7, 1997, as reported on The Nasdaq Small Cap Stock Market, divided by two to adjust for the two-for-one exchange ratio. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee.

(3) Calculated based on 1/33 of one percent of the proposed maximum aggregate offering price.

(4) A registration fee of $8,526 has previously been paid in connection with this transaction.

                         COMSTOCK BANK/COMSTOCK BANCORP

                    SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS


         The accompanying Proxy Statement/Prospectus dated April 24, 1997 of Comstock Bank/Comstock Bancorp is hereby supplemented and amended as set forth in this Supplement. Capitalized terms used in this Supplement have the meanings given them in the Proxy Statement/Prospectus.

         1. Page 3: The second sentence of the first paragraph is amended to read as follows:

                   Such reports and other information may be inspected at the headquarters of Comstock Bank, 6275 Neil Road, Reno, NV 89511, contact Heidi Warde (702) 828-6477 or at the public reference facilities maintained by the FDIC at 550 17th Street, N.W., Washington, DC 20429 (202) 898-8903.

         2. Page 9: Section entitled "Reasons for the Reorganization" and Page 37: Section entitled DESCRIPTION OF THE REORGANIZATION, Reasons for the Reorganization, add the sentence:

                   Bancorp has no plans, at this time, to repurchase its own securities.

         3.        Page 18: Footnote (6) is amended to read as follows:

                   (6) Consists of (i) 12,871 shares held by Mr. Dyer; and (ii) 15,116 shares subject to currently exercisable options.

         4. Page 20: In the Table providing Information with Respect to Nominees, in the column entitled "Business Experience During Page 5 Years", the name of Mr. Allison's firm is Edward Allison, Inc. The name of Mr. McMullen's firm is The McMullen Strategic Group.

         5. Page 23: A note is added to the SUMMARY COMPENSATION TABLE as follows:

                   Note: All Other Compensation of $25,000 to each of Robert Barone and Larry Platz, granted on October 23, 1993, was compensation for each executive giving up previously granted rights requiring the Bank to grant future compensation equal to the taxes on exercised options. Mr. Barone and Mr. Platz elected to receive the compensation in different years.

         6. Page 40: Add the following sentence to the second paragraph of the section entitled DESCRIPTION OF BANCORP CAPITAL STOCK, General, just above the section entitled Bancorp Common
                   Stock:

                   The issuance of additional shares could result in dilution to current shareholders.

         7. Page 51: The last sentence of the first paragraph of the section entitled DIVIDEND POLICY is amended to read as follows:

                   After consummation of the Reorganization, Comstock expects to make distributions to Bancorp to enable Bancorp to pay operating expenses; Comstock may make additional distributions to Bancorp for other purposes but has no present plans to do so.

         The date of this Supplement is April 30, 1997.


------------------------------------------------------------------------------


         The Proxy Statement/Prospectus dated April 24, 1997, which is Part I of the Registration Statement on Form S-4, is hereby incorporated by reference into this Post-Effective Amendment No. 1.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


None of the Items of Part II are amended by this Post-Effective Amendment No. 1.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on April 30, 1997.

                                     Comstock Bancorp

                                     By:   /s/ Robert N. Barone
                                           --------------------
                                           Robert N. Barone
                                           Chairman of the Board of Directors,
                                           Chief Executive Officer and Treasurer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, the Registration Statement or amendment thereto, has been signed by the folloiwng persons in the capacities and on the dates indicated.

         Name                           Title                         Date
         ----                           -----                         ----

/s/ Robert N. Barone      Chairman of the Board of Directors,     April 30, 1997
--------------------      Chief Executive Officer and Treasurer
Robert N. Barone

/s/ Larry Platz           Director, President and Secretary       April 30, 1997
--------------------
Larry Platz

      *                   Director                                April 30, 1997
--------------------
Edward Allison

      *                   Director                                April 30, 1997
--------------------
Stephen Benna

      *                   Director                                April 30, 1997
--------------------
John Coombs

      *                   Director                                April 30, 1997
--------------------
Michael Dyer

      *                   Director                                April 30, 1997
--------------------
Mervyn Matorian

      *                   Director                                April 30, 1997
--------------------
Samuel McMullen

*By:     /s/ Robert N. Barone
         --------------------
         Robert N. Barone, Attorney-in-Fact
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